Exhibit 10.3

SETTLEMENT AGREEMENT AND RELEASE

This SETTLEMENT AGREEMENT AND RELEASE (“Agreement”) is made and entered into by and between Onconetix, Inc., a Delaware corporation (the “Company”) and Veru, Inc., a Wisconsin Corporation (“Veru”) on September 22, 2025 (the “Effective Date”). Each of the Company and Veru is a “Party” under this Agreement, and collectively they constitute the “Parties”.

WHEREAS, reference is hereby made to a certain Promissory Note, dated as of April 19, 2023, and which was originally due on April 19, 2024 (the “April 2024 Promissory Note”);

WHEREAS, reference is hereby made to a certain Promissory Note, dated as of April 19, 2023, which was originally due on September 30, 2024, as amended and restated on August 7, 2025 and August 28, 2025 (“September 2024 Promissory Note” and together with the April 2024 Promissory Note, the “Promissory Notes”);

WHEREAS, the Parties previously entered into forbearance agreements relating to the Promissory Notes on August 26, 2024, September 19, 2024 and November 26, 2024 (the “Forbearance Agreements”);

WHEREAS, the amount outstanding under the Promissory Notes is $8,826,155.41;

WHEREAS, Veru has agreed to accept a cash payment of $6,326,155.41 (the “Cash Payment”) and 3,125 shares of the Company’s series D preferred stock (the “Series D Preferred Shares") and 846,975 related warrants (the “Warrants”) in full satisfaction of all amounts due under the Promissory Notes, and such acceptance shall constitute complete discharge of all obligations thereunder and under the Forbearance Agreements.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Payments and Full Satisfaction of Promissory Notes. Within one business day of the Effective Date, the Company shall make the Cash Payment to Veru and, within two business days of the Effective Date, the Company shall issue the Series D Preferred Shares and Warrants to Veru in full satisfaction of all amounts due under the Promissory Notes, after which the Promissory Notes and the Forbearance Agreements shall be deemed cancelled and terminated, respectively, and of no further force or effect.

2. Releases of Claims. Unless and until the timely Cash Payment by the Company to Veru and timely issuance by the Company of the Series D Preferred Shares and Warrants to Veru, this Agreement shall have no effect, the amount outstanding under the Promissory Notes shall remain and continue to accrue interest in accordance with their terms, Veru will not release any claims it might have against the Company Releasees (as defined below) and Veru reserves all of its rights against all Company Releasees. Upon the timely Cash Payment by the Company to Veru and timely issuance by the Company of the Series D Preferred Shares and Warrants to Veru, Veru, for itself and its parent companies, subsidiaries, and affiliates and each of its and their past, present, and future officers, directors, members, managers, employees, consultants, attorneys, agents, predecessors, successors, and assigns (collectively the “Veru Releasors” and each individually a “Veru Releasor”), to the fullest extent permitted by law, hereby forever release, waive, and discharge the Company and its parent companies, subsidiaries, and affiliates and each of its and their past, present, and future officers, directors, members, managers, employees, consultants, attorneys, agents, predecessors, successors, and assigns (collectively the “Company Releasees” and each individually a “Company Releasee”), from any and all actions, claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common law, statutory, federal, state, local or otherwise) that the Veru Releasors, or any of them, has, or hereafter may have, in any jurisdiction or territory, against the Company Releasees, or any of them, up to and including the Effective Date, for any damage, loss, or injury or for injunctive or other relief, now existing or hereafter arising out of or relating to the Promissory Notes or the Forbearance Agreements.

3. Claims Arising Out of Breach of this Agreement. For avoidance of doubt, nothing contained herein shall release or discharge any claim that either Party may have arising out of a breach of the other Party’s obligations under this Agreement.

4. Representations and Warranties. Each Party hereby represents and warrants to the other Party that: (i) the Party has the right and authority to grant the releases and confer the rights contemplated by this Agreement; (ii) the person signing this Agreement is duly authorized to enter into this Agreement on the Party’s behalf; and (iii) the Party is not relying on any representation, by or on behalf of any other Party, not expressly set forth in this Agreement and that no such representation has been made to it by or on behalf of any other Party.

5. Entire Agreement and Amendments. This Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the subject matter of this Agreement and supersedes and terminates any and all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing among the Parties with regard to the subject matter of this Agreement, other than as set forth in this Agreement. Any termination, amendment, modification or change of this Agreement may be made only by a writing signed by the Parties.

6. Governing Law; Submission to Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Any disputes that arise under this Agreement, even after the termination of this Agreement, will be heard only in the state or federal courts located in the County of New Castle, State of New Delaware. The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in the County of New Castle, State of Delaware. Any rights to trial by jury with respect to any such action, proceeding or suit are hereby waived by Veru and the Company.

7. Binding Effect. This Agreement is binding upon, and shall inure to the benefit of, the Parties and their respective heirs, successors and assigns.

8. No Assignment. No Party may assign any rights or obligations hereunder, except with the express written consent of the other Parties hereto, and any attempted assignment or transfer without such consent shall be null and void.

9. Expenses. ach Party shall pay all of its own expenses (including, without limitation, attorneys’ fees, expenses and costs) incurred by it in connection with this Agreement and the negotiations that led to it.

10. Counterparts. This Agreement may be executed in two or more identical counterparts, each of which shall be an original, but all of which together shall constitute one instrument. It is further agreed by the Parties that facsimile and electronic signatures will be deemed as originals.

11. Further Assurances. The Parties agree to take all actions and to make, deliver, and/or sign any other documents and instruments that are reasonably necessary to carry out the terms, provisions, purpose, and intent of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their duly authorized representatives as of the date indicated below:

Onconetix, Inc.		Veru, Inc

By:	/s/_Karina M. Fedasz	By:	/s/_Mitchell Steiner
Name:	Karina M. Fedasz	Name:	Mitchell Steiner
Title:	Interim Chief Executive Officer	Title:	President & CEO

Date signed:	Date signed:

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